Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release	Contact: David A. Brager
For Immediate Release	Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter 2026

Third Quarter 2026

•
Net earnings of $78.1 million, or $0.44 per share
•
Net interest margin expanded to 3.89%
•
Return on average assets (“ROAA”) of 1.48%
•
Return on average tangible common equity (“ROATCE”)1 of 16.22%

Ontario, CA, October 21, 2026 - CVB Financial Corp. (NASDAQ: CVBF) (“CVBF” or the “Company”) and its subsidiary, Citizens Business Bank, National Association (“Citizens” or the “Bank”), announced earnings for the quarter ended September 30, 2026.

CVB Financial Corp. reported net income of $78.1 million for the quarter ended September 30, 2026, compared with $48.3 million for the second quarter of 2026 and $52.6 million for the third quarter of 2025. Diluted earnings per share were $0.44 for the third quarter, compared to $0.29 for the prior quarter and $0.38 for the same period last year.

For the third quarter of 2026, annualized return on average equity (“ROAE”) was 9.70%, annualized ROATCE1 was 16.22%, and annualized ROAA was 1.48%.

David Brager, Chief Executive Officer of the Company, commented, “Our third-quarter results reflect solid financial performance, increased profitability, net interest margin expansion and disciplined expense management following the Heritage Bank of Commerce acquisition. The third quarter represented our 198th consecutive quarter of profitability. We remain focused on the integration, serving our customers and supporting our communities and associates as we extend our relationship-focused banking model across California’s major economic centers. We are grateful for the continued trust of our customers and the dedication of our associates.”

1 Non-U.S. generally accepted accounting principles (“GAAP”) financial measures. See GAAP to non–GAAP reconciliations of the measures are set forth at the last section of this press release.

Highlights for the Third Quarter of 2026

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Earnings per share growth of 15.8% from Q3 of 2025
•
Net interest income increased $16.7 million, or 10.3% from Q2 of 2026
•
Net interest margin increased 17 basis points to 3.89% from Q2 of 2026
•
Adjusted ROAA of 1.59%2, excluding acquisition expense
•
Adjusted ROATCE of 17.38%2, excluding acquisition expense
•
Adjusted efficiency ratio2 of 42.10%, excluding acquisition expense
•
Acquisition related expenses declined to $8.1 million, compared with $31.4 million for Q2 of 2026
•
Loans increased $105.0 million, or 0.87% from the end of Q2 of 2026
•
Average loans increased by $476.7 million, 4.13% from Q2 2026
•
Recapture of credit losses of $1.0 million, compared with provision for credit losses of $1 million in Q3 of 2025
•
Average total deposit and customer repurchase agreements increased by $577.9 million, or 3.59% from Q2 of 2026
•
Noninterest-bearing deposits represented 53.5% of total deposits at quarter end
•
Repurchased $17.5 million of common stock during Q3 of 2026, bringing year-to-date repurchases to $22.6 million, or 1.0 million shares

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net interest income	$179,066	$162,415	$115,577	$459,321	$337,629
(Recapture of) provision for credit losses	(1,000)	—	1,000	2,000	(1,000)
Noninterest income	16,494	17,010	13,006	47,783	43,978
Noninterest expense	90,480	114,378	58,576	265,426	175,276
Income tax expense	27,982	16,786	16,421	62,317	53,077
Net earnings	$78,098	$48,261	$52,586	$177,361	$152,254
Earnings per common share:
Basic	$0.44	$0.29	$0.38	$1.11	$1.12
Diluted	$0.44	$0.29	$0.38	$1.11	$1.11

NIM - tax equivalent (“TE”) [1]	3.89%	3.72%	3.33%	3.70%	3.32%
ROAA	1.48%	0.97%	1.35%	1.26%	1.35%
ROAE	9.70%	6.41%	9.19%	8.31%	9.18%
ROATCE	16.22%	10.85%	14.11%	13.55%	14.23%
Efficiency ratio	46.27%	63.75%	45.56%	52.34%	45.93%
[1] Includes tax equivalent (TE) adjustments utilizing a federal statutory rate of 21%.

Net Interest Income

Net interest income was $179.1 million for the third quarter of 2026, an increase of $16.7 million, or 10.25%, from the second quarter of 2026, and an increase of $63.5 million, or 54.93%, from the third quarter of 2025. The increases in net interest income compared to both periods largely reflect the full quarter impact of the Heritage acquisition, which closed on April 17, 2026. Interest income increased by $18.5 million, or 9.16%, from the second quarter of 2026, while interest expense increased by $1.9 million, or 4.71%, to $41.6 million in the third quarter of 2026. The quarter-over-quarter increase in net interest income was primarily due to a 17 basis point increase in tax equivalent net interest margin and a $891.9 million increase in average interest-earning assets.

2 Non-GAAP financial measures. See GAAP to non–GAAP reconciliations of the measures are set forth at the last section of this press release.

Compared to the third quarter of 2025, the $63.5 million increase in net interest income was primarily attributable to a $70.5 million increase in interest income driven by a $4.58 billion increase in average interest-earning assets and a 47 basis point increase in the yield on average earning assets. The increase in interest income was offset by a $7.0 million increase in interest expense, primarily attributable to a $2.90 billion increase in average interest-bearing deposits and customer repurchase agreements.

Net Interest Margin

Our tax equivalent net interest margin was 3.89% for the third quarter of 2026, compared to 3.72% for the second quarter of 2026 and 3.33% for the third quarter of 2025. The 17 basis point increase in our net interest margin compared to the second quarter of 2026 was primarily attributable to a 16 basis points increase in our average interest-earning assets yield, driven by a 23 basis points increase in our average investment securities yield and a 13 basis points increase in our average loan yield. Discount accretion for acquired loans was approximately $3.3 million in the third quarter of 2026, compared to $3.0 million in the second quarter of 2026. The increase in investment securities yield reflected the Company’s post merger balance sheet optimization strategy, which included repositioning the investment portfolio acquired from Heritage as well as deploying the proceeds from the sale of Heritage’s mortgage loan pools into higher-yielding securities. The increase in average loan yields was primarily driven by the full quarter impact of the higher-yielding acquired assets, including $103.4 million of average factored receivables, which generated an average yield of 17.21% during the quarter. Cost of funds remained stable at 0.96% for the third quarter of 2026, as a four basis point decrease in our cost of deposits from 0.83% in the second quarter to 0.79% in the third quarter of 2026 was offset by increases in Federal Home Loan Bank (“FHLB”) borrowings and associated costs of cash flow hedges that hedged brokered time deposits in prior quarters.

Compared to the third quarter of 2025, tax equivalent net interest margin for the third quarter of 2026 increased by 56 basis points, reflecting a 47 basis point increase in the average interest-earning assets yield and a nine basis point decrease in cost of funds. The increase in earning assets yield was primarily due to a 41 basis point increase in average loan yields, due to continuing impact of originating new loans at higher yields compared to the lower yields on principal payments and payoffs of older loans and the impact from the loans acquired from Heritage. The average yield on investment securities increased by 31 basis points from the third quarter of 2025, despite the impact of $1.5 million reduction in interest income from the fair value hedges of our investment securities available-for-sale ("AFS"), which generated a negative carry during the third quarter of 2026 compared to the positive carry recognized in the same quarter last year. Partially offsetting these increases was a 75 basis point lower yield on funds deposited at the Federal Reserve, reflecting the impact of Federal Open Market Committee (“FOMC”) rate cuts during the latter part of 2025. The 25 basis point increase in the federal funds target rate at the end of the third quarter of 2026 had minimal impact on the third quarter’s interest income. Cost of funds decreased to 0.96% in the third quarter of 2026 from 1.05% in the third quarter of 2025. This decrease was driven by a 45 basis point reduction in cost of interest-bearing deposits and a 23 basis point decrease in cost of FHLB advances. Partially offsetting these lower funding costs, was a less favorable deposit mix, as noninterest-bearing deposits declined as a percentage of average total deposits to 52.6% in the third quarter of 2026 from 59.3% in the third quarter of 2025.

Earning Assets and Deposits

The increases in average earning assets and average total deposits were primarily attributable to the full quarter’s impact of the Heritage acquisition. On average, earning assets increased by $891.9 million compared to the second quarter of 2026 and increased $4.58 billion compared to the third quarter of 2025. The quarter-over-quarter increase in interest-earning assets was primarily attributable to a $489.6 million increase in investment securities, a $476.7 million increase in average loans, partially offset with a decrease of $77.9 million in average interest-earning deposits at the Federal Reserve. The increase from the third quarter of 2025 in interest-earning assets was primarily attributable to a $3.65 billion increase in average loans, a $924.6 million increase in average investment securities, partially offset by a $45.1 million decrease in average interest-earning deposits at the Federal Reserve.

The average balance on noninterest-bearing deposits increased by $330.6 million, or 4.07%, from the second quarter of 2026 and by $1.33 billion, or 18.68%, from the third quarter of 2025. The average balance on interest-bearing deposits and customer repurchase agreements increased $247.2 million from the second quarter of 2026 and $2.86 billion from the third quarter of 2025. On average, noninterest-bearing deposits were 52.6% of total deposits for the third quarter of 2026, compared to 52.3% for the second quarter of 2026 and 59.3% for the third quarter of 2025.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
(Dollars in thousands)	September 30, 2026		June 30, 2026		September 30, 2025
Yield on average investment securities (TE)	2.97%		2.74%		2.66%
Yield on average loans	5.66%		5.53%		5.25%
Yield on average earning assets (TE)	4.78%		4.62%		4.32%
Cost of deposits	0.79%		0.83%		0.86%
Cost of funds	0.96%		0.96%		1.05%
Net interest margin (TE)	3.89%		3.72%		3.33%

Average Earning Assets Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,760,514	31.21%	$5,270,895	30.01%	$4,835,928	34.86%
Investment in FHLB, FRB, and other stock	81,753	0.44%	77,891	0.44%	18,012	0.13%
Interest-earning deposits with other institutions	590,860	3.20%	669,165	3.81%	646,979	4.66%
Loans	12,024,828	65.15%	11,548,138	65.74%	8,372,383	60.35%
Total interest-earning assets	$18,457,955	100.00%	$17,566,089	100.00%	$13,873,302	100.00%

Average Deposits & Borrowings	Avg	% of Total	Avg	% of Total	Avg	% of Total
Noninterest bearing deposits	$8,454,481	49.14%	$8,123,844	49.22%	$7,123,511	54.91%
Interest-bearing deposits	7,613,314	44.25%	7,400,171	44.84%	4,893,214	37.72%
Customer repurchase agreements	598,857	3.48%	564,766	3.42%	456,230	3.52%
FHLB advances and other borrowings	500,440	2.91%	384,295	2.33%	500,005	3.85%
Subordinated debentures	39,100	0.22%	31,993	0.19%	—	0.00%
Total deposits and borrowings	$17,206,192	100.00%	$16,505,069	100.00%	$12,972,960	100.00%

Provision for Credit Losses

The Company recorded a $1.0 million recapture of credit losses in the third quarter of 2026, compared to no provision for credit losses in the second quarter of 2026 and $1.0 million provision for credit losses in the third quarter of 2025.

Noninterest Income

Noninterest income totaled $16.5 million for the third quarter of 2026, a decrease of $500,000 from $17.0 million for the second quarter of 2026 and an increase of $3.5 million from $13.0 million for the third quarter of 2025. The quarter-over-quarter decrease was primarily attributable to a $507,000 decrease in value of a CRA investment fund, a $359,000 decrease in trust and investment services income, and a $134,000 loss on the sale of two other real estate owned (“OREO”) properties, partially offset by a $580,000 increase in bank owned life insurance (“BOLI”) income and a $226,000 increase in service charges on deposit accounts. The year-over-year increase primarily reflected higher customer fee income and BOLI income resulting from the Heritage acquisition. Noninterest income in the third quarter of 2025 included $8.1 million in losses on the sale of AFS investments securities, partially offset by a $6.0 million legal settlement recorded in other income.

Noninterest Expense

Noninterest expense totaled $90.5 million for the third quarter of 2026, compared to $114.4 million for the second quarter of 2026 and $58.6 million for the third quarter of 2025. Acquisition related expenses associated with the Heritage merger totaled $8.1 million in the third quarter of 2026, compared to $31.4 million for the second quarter of 2026. Excluding acquisition related expense and the $4.3 million provision for unfunded loan commitments recorded in the second quarter, noninterest expense increased by $3.6 million from the second quarter of 2026. This increase was primarily driven by a full quarter of operating expenses associated with the Heritage acquisition.

As a percentage of average assets, noninterest expense was 1.71% for the third quarter of 2026, compared to 2.31% for the second quarter of 2026 and 1.50% for the third quarter of 2025. The efficiency ratio was 46.27% for the third quarter of 2026, compared to 63.75% for the second quarter of 2026 and 45.56% for the third quarter of 2025. Excluding acquisition related expenses and the provision for unfunded loan commitments, the adjusted efficiency ratio3 was 42.10% for the third quarter of 2026, compared to 43.88% for the second quarter of 2026 and 45.56% for the third quarter of 2025.

Income Taxes

Our effective tax rate for the quarter ended September 30, 2026 was 26.38%, compared with 25.81% for the second quarter of 2026 and 23.80% for the third quarter of 2025. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as tax credit investments.

BALANCE SHEET HIGHLIGHTS

Assets

Total assets were $20.52 billion at September 30, 2026, a decrease of $660.5 million, or 3.12%, from $21.18 billion at June 30, 2026. The decrease was primarily attributable to a $815.8 million decrease in interest-earning balances due from the Federal Reserve, partially offset by a $105.0 million increase in total loans and a $46.8 million increase in investment securities.

Total assets increased by $4.89 billion, or 31.29%, from $15.63 billion at December 31, 2025. The increase in assets was primarily driven by an increase of $3.42 billion in total loans, a $769.7 million increase in investment securities, partially offset by a $174.9 million decrease in interest-earnings balances due from the Federal Reserve.

Compared to September 30, 2025, total assets increased by $4.86 billion, or 31.00%, from $15.67 billion. The increase in assets was primarily driven by an increase of $3.65 billion in total loans, an increase of $845.8 million in investment securities, offset by a decrease of $538.1 million in interest-earning balances due from the Federal Reserve.

The increases in total assets compared to December 31, 2025 and September 30, 2025 primarily reflect the impact of the Heritage acquisition completed on April 17, 2026, partially offset by balance sheet optimization activities during the second quarter of 2026.

Investment Securities

Total investment securities were $5.72 billion at September 30, 2026, an increase of $46.8 million, or 0.83%, from $5.68 billion at June 30, 2026, an increase of $769.7 million, or 15.54%, from December 31, 2025, and an increase of $845.8 million, or 17.34%, from $4.88 billion at September 30, 2025. The quarter-over-quarter increase in investment securities was primarily attributable to purchases of approximately $137.4 million of AFS securities and $6.2 million of held-to-maturity (“HTM”) securities.

The increase compared to December 31, 2025 and September 30, 2025 primarily reflected the result of the Heritage acquisition as well as the Company's post merger balance sheet optimization strategy.

At September 30, 2026, HTM investment securities totaled $2.20 billion, a decrease of $23.2 million, or 1.05%, from June 30, 2026, a decrease of $75.1 million, or 3.31%, from December 31, 2025, and a decrease of $102.6 million, or 4.47%, from September 30, 2025.

3 Non-GAAP financial measures. See GAAP to non–GAAP reconciliations of the measures are set forth at the last section of this press release.

At September 30, 2026, AFS investment securities totaled $3.53 billion, inclusive of a pre-tax net unrealized loss of $439.0 million. AFS securities increased $70.1 million, or 2.03%, from June 30, 2026, $844.8 million, or 31.48%, from December 31, 2025, and $948.4 million, or 36.77%, from September 30, 2025. The pre-tax net unrealized loss at September 30, 2026 increased $115.5 million from June 30, 2026, $131.2 million from December 31, 2025 and $105.2 million from September 30, 2025. The increase in net unrealized losses was primarily attributable to changes in market interest rates during the quarter.

Loans

Total loans and leases, at amortized cost, were $12.12 billion at September 30, 2026, an increase of $105.0 million, or 0.87%, from $12.02 billion at June 30, 2026. The quarter-over-quarter increase was primarily due to increases of $60.8 million in dairy & livestock and agribusiness loans, $48.8 million in commercial real estate loans, $28.7 million in Small Business Administration (“SBA”) loans, $19.1 million in construction loans, partially offset by decreases of $39.1 million in commercial and industrial loans, $9.1 million in consumer and other loans, $2.9 million in single-family residential (“SFR”) mortgage loans, and $2.3 million in municipal lease finance receivables.

Total loans and leases, at amortized cost, increased by $3.42 billion, or 39.35%, from December 31, 2025. The increase primarily reflected increases of $2.46 billion in commercial real estate loans, $466.2 million in commercial and industrial loans, $191.2 million in construction loans, $187.9 million in SBA loans, $157.6 million in consumer and other loans, and $56.6 million in SFR mortgage loans. These increases were partially offset by decreases of $89.8 million in dairy & livestock and agribusiness loans, and $5.7 million in municipal lease finance receivables loans.

Total loans and leases, at amortized cost, increased by $3.65 billion, or 43.10%, from September 30, 2025. The $3.65 billion increase included increases of $2.50 billion in commercial real estate loans, $500.7 million in commercial and industrial loans, $204.1 million in SBA loans, $199.1 million in construction loans, $156.3 million in consumer loans, $52.3 million in SFR mortgage loans, $48.8 million in dairy & livestock and agribusiness loans, partially offset by a decrease of $7.6 million in municipal lease finance receivables.

The increase in total loans and leases compared to December 31, 2025 and September 30, 2025 primarily reflected the Heritage acquisition, which added $3.10 billion of loans held for investment recorded at fair value on the acquisition date.

Asset Quality

During the third quarter of 2026, the Company recorded net charge-offs of $20,000, compared to $137,000 in the second quarter of 2026. The allowance for credit losses (“ACL”) totaled $125.6 million at September 30, 2026, compared to $126.7 million at June 30, 2026 and $79.3 million at September 30, 2025. The $46.3 million year-over-year increase primarily reflected the initial ACL of $46.6 million established for the purchased credit deteriorated (“PCD”) loans and purchased seasoned loans (“PSL”) acquired from the Heritage acquisition. At September 30, 2026, the ACL represented 1.04% of total loans and leases, compared to 1.05% at June 30, 2026 and 0.94% at September 30, 2025.

Nonperforming loans are defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days or more past due and still accruing interest. Nonperforming assets are defined as nonperforming loans plus OREO. Asset quality metrics are presented below.

(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Nonperforming loans
Commercial real estate	$4,299	$4,905	$23,707
Construction	685	685	—
SBA	2,652	918	3,952
Commercial and industrial	10,514	9,672	145
Dairy & livestock and agribusiness	—	—	—
Consumer and other loans	575	462	—
Total	$18,725	$16,642	$27,804
% of Total loans	0.15%	0.14%	0.33%

OREO
Commercial real estate	$—	$206	$661
Total	$—	$206	$661

Total nonperforming assets	$18,725	$16,848	$28,465
% of Nonperforming assets to total assets	0.09%	0.08%	0.18%

Past due 30-89 days (accruing)
Commercial real estate	$4,581	$2,762	$43
SBA	11	785	42
Commercial and industrial	500	75	—
SFR mortgage	596	—	—
Consumer and other loans	—	123	—
Total	$5,688	$3,745	$85
% of Total loans	0.05%	0.03%	0.00%
Total nonperforming, OREO, and past due	$24,413	$20,593	$28,550

Classified Loans	$113,912	$109,718	$78,180

The $2.1 million increase in nonperforming loans from June 30, 2026 was primarily due to the addition of two nonperforming SBA loans totaling $1.7 million, and one commercial and industrial loan of $985,000, partially offset by the payoffs and paydowns.

Classified loans are loans that are graded “substandard” or worse. Classified loans increased $4.2 million from June 30, 2026, primarily due to the downgrade of two nonperforming commercial real estate loans totaling $5.1 million and two commercial and industrial loans totaling $2.1 million, partially offset by upgrades, payoffs and paydowns. The year-over-year increase primarily reflected the addition of $30.8 million of classified loans acquired in the Heritage merger.

Deposits & Customer Repurchase Agreements

Deposits of $15.73 billion and customer repurchase agreements of $571.9 million totaled $16.30 billion at September 30, 2026, compared to $16.85 billion at June 30, 2026, $12.56 billion at December 31, 2025, and $12.58 billion at September 30, 2025. Deposits and customer repurchase agreements decreased $550.0 million, or 3.26%, from June 30, 2026, increased $3.74 billion, or 29.77% from December 31, 2025, and $3.73 billion, or 29.63%, from September 30, 2025. The increases from December 31, 2025 and September 30, 2025 primarily reflected $1.2 billion of noninterest-bearing deposits and $3.5 billion of interest-bearing deposits assumed in connection with the Heritage acquisition completed during the second quarter of 2026.

Noninterest-bearing deposits were $8.42 billion at September 30, 2026, a decrease of $190.6 million, or 2.21%, compared to $8.61 billion at June 30, 2026. Noninterest-bearing deposits increased $1.62 billion, or 23.76%, from $6.80 billion at December 31, 2025 and $1.17 billion, or 16.17%, from $7.24 billion at September 30, 2025. At September 30, 2026, noninterest-bearing deposits were 53.50% of total deposits, compared to 52.84% at June 30, 2026, 56.33% at December 31, 2025, and 59.76% at September 30, 2025. The decrease in the percentage of noninterest-bearing deposits from December 31, 2025 and September 30, 2025 primarily reflected the deposit mix acquired in the Heritage acquisition, which included a higher proportion of interest-bearing deposits.

Borrowings

As of September 30, 2026, total borrowings were $579.3 million, consisting of $540.0 million of FHLB advances and $39.3 million of subordinated debt assumed in the Heritage acquisition, compared to $539.0 million at June 30, 2026 and $500.0 million at December 31, 2025. At September 30, 2026, FHLB advances consisted of $300.0 million of 90 day advances hedged with cash flow hedges, under which the Company pays an average fixed rate of 4.22% and receives SOFR, a $200.0 million putable advance at a rate of 4.27% maturing in May 2027, and a $40.0 million overnight advance at a rate of 4.36%, which matured on October 1, 2026.

Capital

The Company’s total equity was $3.13 billion at September 30, 2026, compared to $2.30 billion at December 31, 2025 and $2.28 billion at September 30, 2025. The increase of $835.1 million from December 31, 2025 was primarily due to $840.2 million of common shares issued in connection with the Heritage acquisition in the second quarter of 2026 and $177.4 million in net earnings, partially offset by $97.8 million in cash dividends declared and $22.7 million related to common stock repurchases. During the first nine months of 2026, the Company purchased approximately 1.0 million shares under the 2026 Repurchase Program, at an average price of $22.22 per share for an aggregate purchase price of $22.6 million, including $17.5 million repurchased during the third quarter of 2026.

Our tangible book value per share was $10.92 at September 30, 2026, compared to $11.07 at June 30, 2026, $11.24 at December 31, 2025 and $10.98 at September 30, 2025, respectively.

Our capital ratios remained well above applicable regulatory capital requirements.

		CVB Financial Corp. Consolidated
	Minimum Required Plus Capital Conservation Buffer	September 30, 2026	December 31, 2025	September 30, 2025
Tier 1 leverage capital ratio	4.0%	11.2%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	14.8%	15.9%	16.3%
Tier 1 risk-based capital ratio	8.5%	14.8%	15.9%	16.3%
Total risk-based capital ratio	10.5%	15.7%	16.7%	17.1%

Tangible common equity (“TCE”) ratio		9.9%	10.3%	10.1%

CitizensTrust

As of September 30, 2026, CitizensTrust had approximately $4.94 billion in assets under management and administration, including $3.81 billion in assets under management. Revenues were $3.8 million for the third quarter of 2026, compared to $4.2 million for the second quarter of 2026 and $3.9 million for the third quarter of 2025. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank, National Association. CVBF is one of the ten largest bank holding companies headquartered in California with more than $20 billion in total assets as of the closing of the mergers with Heritage Commerce Corp and its principal banking subsidiary, Heritage Bank of Commerce. Citizens Business Bank, National Association, is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 75 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 22, 2026, to discuss the Company’s third quarter 2026 financial results. The conference call can be accessed live by registering at: https://register-conf.media-server.com/register/BI4f86dd7673f14d1694c53fdb20ea376b

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Participants are encouraged to access the website at least 15 minutes prior to the start of the call to download any necessary audio software. The webcast will be archived and available for replay on the Company's website approximately two hours following the conclusion of the conference call.

Forward-Looking Statements

Certain statements set forth herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ mlaterially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, shareholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make, including our recent acquisition of Heritage Commerce Corp and its wholly-owned banking subsidiary, Heritage Bank of Commerce (collectively “Heritage”). Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effects of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected efficiencies and financial results from such acquisitions; the timely development of competitive new products and services, and the acceptance of these products and services by potential and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; changes in consumer or business spending, borrowing, and savings habits; the effects of risks associated with geographic and industry concentrations within our loan portfolio; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers or depositors; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes, including the adoption of artificial intelligence, in banking and financial services; the use, reliability and accuracy of the financial models and data on which we rely; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; risks associated with our recently completed merger with Heritage, including difficulties in retaining Heritage’s customers, key personnel and business relationships, and achieving anticipated cost savings and revenue synergies; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings filed with the SCE, including our quarterly reports on Form 10-Q, and in particular the discussion of "Risk Factors" set forth in such files. These filings are available at the SEC’s website (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings, equity, or shareholder returns, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with GAAP and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These non-GAAP measures may or may not be comparable to similarly titled measures used by other companies.

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands)	September 30, 2026	December 31, 2025	September 30, 2025
Assets
Cash and due from banks	$162,082	$107,511	$151,848
Interest-earning balances due from Federal Reserve	93,980	268,878	632,072
Total cash and cash equivalents	256,062	376,389	783,920
Interest-earning balances due from depository institutions	490	13,064	13,163
Investment securities available-for-sale	3,527,833	2,683,070	2,579,397
Investment securities held-to-maturity	2,195,292	2,270,391	2,297,909
Total investment securities	5,723,125	4,953,461	4,877,306
Investment in FHLB, FRB, and other stock	81,921	55,948	18,012
Loans and lease finance receivables	12,122,015	8,699,193	8,470,906
Allowance for credit losses	(125,641)	(77,161)	(79,336)
Net loans and lease finance receivables	11,996,374	8,622,032	8,391,570
Premises and equipment, net	32,856	26,505	26,595
Bank owned life insurance (“BOLI”)	418,119	325,299	323,881
Intangibles	113,947	5,774	6,654
Goodwill	1,099,936	765,822	765,822
Other assets	799,363	486,760	459,283
Total assets	$20,522,193	$15,631,054	$15,666,206
Liabilities
Deposits:
Noninterest-bearing	$8,416,327	$6,800,691	$7,244,968
Investment checking	1,023,199	509,272	487,738
Savings and money market	5,710,066	4,185,244	3,809,768
Time deposits	580,587	576,775	581,765
Total deposits	15,730,179	12,071,982	12,124,239
Customer repurchase agreements	571,884	490,601	451,258
Federal Home Loan Bank advances and other borrowings	540,000	500,000	500,000
Subordinated debentures	39,253	—	—
Other liabilities	510,555	273,247	308,642
Total liabilities	17,391,871	13,335,830	13,384,139
Stockholders' Equity
Common Stock	2,045,583	1,222,365	1,257,194
Retained Earnings	1,380,074	1,300,513	1,272,649
Accumulated other comprehensive loss, net	(295,335)	(227,654)	(247,776)
Total stockholders' equity	3,130,322	2,295,224	2,282,067
Total liabilities and stockholders' equity	$20,522,193	$15,631,054	$15,666,206

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Assets
Cash and due from banks	$165,602	$168,621	$150,152	$159,817	$153,073
Interest-earning balances due from Federal Reserve	590,207	668,130	635,331	513,969	377,976
Total cash and cash equivalents	755,809	836,751	785,483	673,786	531,049
Interest-earning balances due from depository institutions	653	1,035	11,648	3,985	6,232
Investment securities available-for-sale	3,555,319	3,034,877	2,522,720	3,086,918	2,522,451
Investment securities held-to-maturity	2,205,195	2,236,018	2,313,208	2,233,698	2,341,303
Total investment securities	5,760,514	5,270,895	4,835,928	5,320,616	4,863,754
Investment in FHLB, FRB, and other stock	81,753	77,891	18,012	71,958	18,012
Loans and lease finance receivables	12,024,828	11,548,138	8,372,383	10,744,979	8,397,900
Allowance for credit losses	(126,638)	(118,594)	(78,161)	(107,665)	(78,837)
Net loans and lease finance receivables	11,898,190	11,429,544	8,294,222	10,637,314	8,319,063
Premises and equipment, net	33,126	33,177	26,679	31,089	27,020
BOLI	415,858	398,014	322,591	380,297	319,627
Intangibles	116,459	100,373	7,111	74,465	8,278
Goodwill	1,099,936	1,041,190	765,822	970,207	765,822
Other assets	778,138	692,558	430,894	649,265	425,972
Total assets	$20,940,436	$19,881,428	$15,498,390	$18,812,982	$15,284,829
Liabilities
Deposits:
Noninterest-bearing	$8,454,481	$8,123,844	$7,123,511	$7,829,965	$7,060,953
Interest-bearing	7,613,314	7,400,171	4,893,214	6,694,547	4,838,551
Total deposits	16,067,795	15,524,015	12,016,725	14,524,512	11,899,504
Customer repurchase agreements	598,857	564,766	456,230	568,710	383,903
Federal Home Loan Bank advances and other borrowings	500,440	384,295	500,005	461,581	507,033
Subordinated debentures	39,100	31,993	—	23,841	—
Other liabilities	538,338	356,655	254,279	380,759	248,878
Total liabilities	17,744,530	16,861,724	13,227,239	15,959,403	13,039,318
Stockholders' Equity
Common Stock	2,052,534	1,887,018	1,260,256	1,723,575	1,271,013
Retained Earnings	1,384,128	1,360,935	1,278,189	1,359,219	1,255,923
Accumulated other comprehensive loss, net	(240,756)	(228,249)	(267,294)	(229,215)	(281,425)
Total stockholders' equity	3,195,906	3,019,704	2,271,151	2,853,579	2,245,511
Total liabilities and stockholders' equity	$20,940,436	$19,881,428	$15,498,390	$18,812,982	$15,284,829

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest income
Loans and leases, including fees	$171,500	$159,212	$110,825	$443,984	$328,741
Investment securities:
Investment securities available-for-sale	29,384	23,229	18,867	72,013	55,900
Investment securities held-to-maturity	12,180	12,322	12,812	36,968	38,719
Total investment income	41,564	35,551	31,679	108,981	94,619
Dividends from FHLB, FRB, and other stock	2,039	1,227	377	4,577	1,167
Interest-earning deposits with other institutions	5,546	6,138	7,231	14,345	12,796
Total interest income	220,649	202,128	150,112	571,887	437,323
Interest expense
Deposits	31,965	32,119	26,096	87,136	76,247
Borrowings and customer repurchase agreements	8,582	6,707	8,109	23,261	22,310
Subordinated debentures	780	639	—	1,419	—
Other	256	248	330	750	1,137
Total interest expense	41,583	39,713	34,535	112,566	99,694
Net interest income before (recapture of) provision for credit losses	179,066	162,415	115,577	459,321	337,629
(Recapture of) provision for credit losses	(1,000)	—	1,000	2,000	(1,000)
Net interest income after (recapture of) provision for credit losses	180,066	162,415	114,577	457,321	338,629
Noninterest income
Service charges on deposit accounts	5,562	5,336	4,859	15,715	14,726
Trust and investment services	3,825	4,184	3,875	11,733	11,002
Loss on sale of AFS Investment Securities	—	—	(8,185)	—	(8,185)
(Loss) gain on other real estate owned (“OREO”), net	(134)	—	—	(134)	2,183
Other	7,241	7,490	12,457	20,469	24,252
Total noninterest income	16,494	17,010	13,006	47,783	43,978
Noninterest expense
Salaries and employee benefits	47,608	46,568	35,876	131,637	107,352
Occupancy and equipment	8,510	8,293	5,823	22,878	17,927
Professional services	3,708	3,250	2,350	9,476	6,622
Computer software expense	5,744	6,136	4,350	16,183	12,981
Marketing and promotion	2,692	2,098	1,738	6,851	5,543
Amortization of intangible assets	3,980	3,577	1,003	8,407	3,312
Provision for unfunded loan commitments	—	4,250	500	4,750	1,000
Acquisition related expenses	8,140	31,400	—	40,669	—
Other	10,098	8,806	6,936	24,575	20,539
Total noninterest expense	90,480	114,378	58,576	265,426	175,276
Earnings before income taxes	106,080	65,047	69,007	239,678	207,331
Income tax expense	27,982	16,786	16,421	62,317	53,077
Net earnings	$78,098	$48,261	$52,586	$177,361	$154,254

Basic earnings per common share	$0.44	$0.29	$0.38	$1.11	$1.12
Diluted earnings per common share	$0.44	$0.29	$0.38	$1.11	$1.11
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.60	$0.60

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest income - tax equivalent (TE)	$221,282	$202,634	$150,626	$573,805	$438,879
Interest expense	41,583	39,713	34,535	112,566	99,694
Net interest income - (TE)	$179,699	$162,921	$116,091	$461,239	$339,185

Return on average assets, annualized	1.48%	0.97%	1.35%	1.26%	1.35%
Return on average equity, annualized	9.70%	6.41%	9.19%	8.31%	9.18%
Efficiency ratio	46.27%	63.75%	45.56%	52.34%	45.93%
Adjusted efficiency ratio [1]	42.10%	43.88%	45.17%	43.38%	45.67%
Noninterest expense to average assets, annualized	1.71%	2.31%	1.50%	1.89%	1.53%
Yield on average loans	5.66%	5.53%	5.25%	5.52%	5.23%
Yield on average earning assets (TE)	4.78%	4.62%	4.32%	4.60%	4.29%
Cost of deposits	0.79%	0.83%	0.86%	0.80%	0.86%
Cost of deposits and customer repurchase agreements	0.83%	0.86%	0.90%	0.84%	0.88%
Cost of funds	0.96%	0.96%	1.05%	0.96%	1.04%
Net interest margin (TE)	3.89%	3.72%	3.33%	3.70%	3.32%

TCE ratio [1]
CVB Financial Corp. Consolidated	9.93%	9.78%	10.14%
Citizens Business Bank, National Association	9.59%	9.47%	10.00%

Weighted average shares outstanding
Basic	174,986,550	167,038,874	136,830,437	159,076,268	137,265,804
Diluted	175,163,482	167,186,423	137,152,562	159,220,729	137,543,044
Dividends declared	$35,253	$35,350	$27,548	$97,800	$83,104
Dividend payout ratio [2]	45.14%	73.25%	52.39%	55.14%	53.87%

Number of shares outstanding - (end of period)	175,493,977	176,247,135	137,509,649
Book value per share	$17.84	$17.98	$16.60
Tangible book value per share [1]	$10.92	$11.07	$10.98

[1] Non-GAAP financial measures. See GAAP to non-GAAP reconciliations of the measures are set forth at the last section of this press release.
[2] Dividends declared on common stock divided by net earnings.

CVB FINANCIAL CORP. AND SUBSIDIARIES
NONPERFORMING ASSETS AND ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Three Months Ended
(Dollars in thousands)	September 30, 2026	December 31, 2025	September 30, 2025
Nonperforming assets
Nonaccrual loans	$18,725	$4,685	$27,804
Other real estate owned (“OREO”), net	—	163	661
Total nonperforming assets	$18,725	$4,848	$28,465
Loan modifications to borrowers experiencing financial difficulty	$26,835	$16,902	$10,756

Percentage of nonperforming assets to total loans outstanding and OREO	0.15%	0.06%	0.34%
Percentage of nonperforming assets to total assets	0.09%	0.03%	0.18%
Allowance for credit losses to nonperforming assets	670.98%	1591.60%	278.71%

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Allowance for credit losses
Balance at beginning of period	$126,661	$80,170	$78,003	$77,161	$80,122
Initial ACL on PCD and PSL loans acquired during the period	—	46,628	—	46,628	—
Charge-offs	(20)	(141)	(67)	(284)	(536)
Recoveries	—	4	400	136	750
Net (charge-offs) recoveries	(20)	(137)	333	(148)	214
(Recapture of) provision for credit losses	(1,000)	—	1,000	2,000	(1,000)
Balance at end of period	$125,641	$126,661	$79,336	$125,641	$79,336

Net charge-offs to average loans	0.000%	-0.001%	0.004%	-0.001%	0.003%

CVB FINANCIAL CORP. AND SUBSIDIARIES
ALLOWANCE FOR CREDIT LOSSES BY LOAN TYPE
(Unaudited)

	September 30, 2026		December 31, 2025		September 30, 2025
(Dollars in thousands)	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$75,410	0.83%	$61,661	0.94%	$65,394	1.00%
Construction	2,537	1.11%	593	1.57%	522	1.74%
SBA	4,555	0.97%	2,720	0.96%	2,580	0.97%
Commercial and industrial	36,169	2.51%	8,438	0.87%	6,656	0.71%
Dairy & livestock and agribusiness	3,638	1.06%	2,486	0.58%	2,791	0.95%
Municipal lease finance receivables	210	0.39%	251	0.42%	224	0.36%
SFR mortgage	526	0.16%	442	0.16%	493	0.17%
Consumer and other loans	2,596	1.20%	570	0.98%	676	1.13%
Total	$125,641	1.04%	$77,161	0.89%	$79,336	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY COMMON STOCK PRICE AND QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	2026		2025		2024
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.48	$18.26	$21.71	$18.22	$20.45	$15.95
June 30,	$22.57	$19.17	$20.15	$16.01	$17.91	$15.71
September 30,	$23.41	$21.56	$21.34	$18.12	$20.29	$16.08
December 31,	$—	$—	$20.70	$17.95	$24.58	$17.20

		Q3	Q2	Q1	Q4	Q3
(Dollars in thousands, except per share amounts)		2026	2026	2026	2025	2025
Interest income
Loans and leases, including fees		$171,500	$159,212	$113,272	$117,415	$110,825
Investment securities and other		49,149	42,916	35,838	38,564	39,287
Total interest income		220,649	202,128	149,110	155,979	150,112
Interest expense
Deposits		31,965	32,119	23,052	25,047	26,096
Borrowings and customer repurchase agreements		8,582	6,707	7,972	8,007	8,109
Subordinated debentures		780	639	—	—	—
Other		256	248	246	267	330
Total interest expense		41,583	39,713	31,270	33,321	34,535

Net interest income before (recapture of) provision for credit losses		179,066	162,415	117,840	122,658	115,577
(Recapture of) provision for credit losses		(1,000)	—	3,000	(2,500)	1,000
Net interest income after (recapture of) provision for credit losses		180,066	162,415	114,840	125,158	114,577

Noninterest income		16,494	17,010	14,279	11,193	13,006
Noninterest expense		90,480	114,378	60,568	61,988	58,576
Earnings before income taxes		106,080	65,047	68,551	74,363	69,007
Income taxes		27,982	16,786	17,549	19,319	16,421
Net earnings		$78,098	$48,261	$51,002	$55,044	$52,586

Effective tax rate		26.38%	25.81%	25.60%	25.98%	23.80%

Basic earnings per common share		$0.44	$0.29	$0.38	$0.40	$0.38
Diluted earnings per common share		$0.44	$0.29	$0.38	$0.40	$0.38

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$35,253	$35,350	$27,197	$27,180	$27,548

CVB FINANCIAL CORP. AND SUBSIDIARIES
LOAN PORTFOLIO BY TYPE
(Unaudited)

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial real estate	$9,032,741	$8,983,934	$6,631,238	$6,574,395	$6,535,319
Construction	229,046	209,993	59,329	37,812	29,976
SBA	470,293	441,572	291,702	282,401	266,279
Commercial and industrial	1,439,834	1,478,884	952,260	973,631	939,174
Dairy & livestock and agribusiness	341,801	280,994	314,838	431,577	292,963
Municipal lease finance receivables	53,800	56,086	57,453	59,542	61,383
SFR mortgage	338,394	341,340	278,214	281,766	286,111
Consumer and other loans	216,106	224,252	58,282	58,069	59,701
Gross loans, at amortized cost	12,122,015	12,017,055	8,643,316	8,699,193	8,470,906
Allowance for credit losses	(125,641)	(126,661)	(80,170)	(77,161)	(79,336)
Net loans	$11,996,374	$11,890,394	$8,563,146	$8,622,032	$8,391,570

CVB FINANCIAL CORP. AND SUBSIDIARIES
DEPOSIT COMPOSITION BY TYPE AND CUSTOMER REPURCHASE AGREEMENTS
(Unaudited)

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Noninterest-bearing	$8,416,327	$8,606,924	$7,100,507	$6,800,691	$7,244,968
Investment checking	1,023,199	1,022,887	497,609	509,272	487,738
Savings and money market	5,710,066	5,968,351	3,802,623	4,185,244	3,809,768
Time deposits	580,587	690,539	544,485	576,775	581,765
Total deposits	15,730,179	16,288,701	11,945,224	12,071,982	12,124,239
Customer repurchase agreements	571,884	563,405	494,257	490,601	451,258
Total deposits and customer repurchase agreements	$16,302,063	$16,852,106	$12,439,481	$12,562,583	$12,575,497

CVB FINANCIAL CORP. AND SUBSIDIARIES
NONPERFORMING ASSETS AND DELINQUENCY TRENDS
(Unaudited)

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Nonperforming loans
Commercial real estate	$4,299	$4,905	$2,094	$4,186	$23,707
Construction	685	685	—	—	—
SBA	2,652	918	477	21	3,952
Commercial and industrial	10,514	9,672	3,573	478	145
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	575	462	—	—	—
Total	$18,725	$16,642	$6,144	$4,685	$27,804
% of Total loans	0.15%	0.14%	0.07%	0.05%	0.33%

Past due 30-89 days (accruing)
Commercial real estate	$4,581	$2,762	$4,715	$2,887	$43
SBA	11	785	1,553	30	42
Commercial and industrial	500	75	88	261	—
SFR mortgage	596	—	249	—	—
Consumer and other loans	—	123	—	—	—
Total	$5,688	$3,745	$6,605	$3,178	$85
% of Total loans	0.05%	0.03%	0.08%	0.04%	0.00%

OREO
Commercial real estate	$—	$206	$206	$163	$661
Total	$—	$206	$206	$163	$661
Total nonperforming, past due, and OREO	$24,413	$20,593	$12,955	$8,026	$28,550
% of Total loans	0.20%	0.17%	0.15%	0.09%	0.34%

CVB FINANCIAL CORP. AND SUBSIDIARIES
REGULATORY CAPITAL RATIOS
(Unaudited)

	Minimum Required	CVB Financial Corp. Consolidated
	Plus Capital Conservation Buffer	September 30, 2026	December 31, 2025	September 30, 2025
Tier 1 leverage capital ratio	4.0%	11.2%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	14.8%	15.9%	16.3%
Tier 1 risk-based capital ratio	8.5%	14.8%	15.9%	16.3%
Total risk-based capital ratio	10.5%	15.7%	16.7%	17.1%

GAAP TO NON-GAAP RECONCILIATIONS

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

Pretax Pre-Provision Income (Non-GAAP)

Pretax pre-provision income is a Non-GAAP financial measure that represents total revenue less noninterest expense and is calculated before provision for credit losses and income tax expense. Management believes this measure provides useful information for comparing the results of operations between periods.

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$78,098	$48,261	$52,586	$177,361	$154,254
Add: (Recapture of) provision for credit losses	(1,000)	—	1,000	2,000	(1,000)
Add: Income tax expense	27,982	16,786	16,421	62,317	53,077
Pretax pre-provision income	$105,080	$65,047	$70,007	$241,678	$206,331

Adjusted Return on Average Assets Ratio (Non-GAAP)

Adjusted return on average assets ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of net income, excluding acquisition related expense, adjusted for tax effect where applicable, to average assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$78,098	$48,261	$52,586	$177,361	$154,254
Add: Acquisition related expenses	8,140	31,400	—	40,669	—
Less: Tax effect (1)	(2,366)	(9,127)	—	(11,821)	—
Adjusted net income for average assets	$83,872	$70,534	$52,586	$206,209	$154,254

Average Assets	$20,940,436	$19,881,428	$15,498,390	$18,812,982	$15,284,829

Return on average assets, annualized	1.48%	0.97%	1.35%	1.26%	1.35%
Adjusted return on average assets, excluding acquisition related expenses, annualized	1.59%	1.42%	1.35%	1.47%	1.35%

(1) Tax effected at respective statutory rates.

Tangible Book Value and Tangible Common Equity Ratio (Non-GAAP)

The tangible book value per share and tangible common equity ratios are a Non-GAAP financial measures derived from GAAP-based amounts. The following is a reconciliation of tangible book value and tangible common equity to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share and tangible common equity ratio.

(Dollars in thousands, except per share amounts)	September 30, 2026	December 31, 2025	September 30, 2025
CVB Financial Corp. and Subsidiaries
Stockholders' equity	$3,130,322	$2,295,224	$2,282,067
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(113,947)	(5,774)	(6,654)
Tangible book value	$1,916,439	$1,523,628	$1,509,591

Total assets	20,522,193	15,631,054	15,666,206
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(113,947)	(5,774)	(6,654)
Tangible assets	$19,308,310	$14,859,458	$14,893,730

Common shares issued and outstanding	175,493,977	135,551,799	137,509,649

Book value per share	$17.84	$16.93	$16.60
Tangible book value per share	$10.92	$11.24	$10.98
Tangible common equity ratio	9.93%	10.25%	10.14%

Citizens Business Bank, National Association
Stockholders' equity	$3,065,282	$2,270,968	$2,262,447
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(113,947)	(5,774)	(6,654)
Tangible book value	$1,851,399	$1,499,372	$1,489,971

Total assets	20,522,160	15,634,835	15,669,875
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(113,947)	(5,774)	(6,654)
Tangible assets	$19,308,277	$14,863,239	$14,897,399

Common shares issued and outstanding	175,493,977	135,551,799	137,509,649

Book value per share	$17.47	$16.75	$16.45
Tangible book value per share	$10.55	$11.06	$10.84
Tangible common equity ratio	9.59%	10.09%	10.00%

Return on Average Tangible Common Equity (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company's average stockholders' equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$78,098	$48,261	$52,586	$177,361	$154,254
Add: Amortization of intangible assets	3,980	3,577	1,003	8,407	3,312
Less: Tax effect (1)	(1,157)	(1,040)	(297)	(2,444)	(979)
Tangible net income	$80,921	$50,798	$53,292	$183,324	$156,587
Add: Acquisition related expenses	8,140	31,400	—	40,669	—
Less: Tax effect (1)	(2,366)	(9,127)	—	(11,821)	—
Adjusted tangible net income	$86,695	$73,071	$53,292	$212,172	$156,587

Average stockholders' equity	$3,195,906	$3,019,704	$2,271,151	$2,853,579	$2,245,511
Less: Average goodwill	(1,099,936)	(1,041,190)	(765,822)	(970,207)	(765,822)
Less: Average intangible assets	(116,459)	(100,373)	(7,111)	(74,465)	(8,278)
Average tangible common equity	$1,979,511	$1,878,141	$1,498,218	$1,808,907	$1,471,411

Return on average equity, annualized	9.70%	6.41%	9.19%	8.31%	9.18%
Return on average tangible common equity, annualized	16.22%	10.85%	14.11%	13.55%	14.23%
Adjusted return on average tangible common equity, annualized	17.38%	15.61%	14.11%	15.68%	14.23%

(1) Tax effected at respective statutory rates.

Adjusted Efficiency Ratio (Non-GAAP)

Adjusted efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less acquisition related expense and provision for unfunded loan commitments, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Total noninterest expense	$90,480	$114,378	$58,576	$265,426	$175,276
Less: Provision for unfunded loan commitments	—	4,250	500	4,750	1,000
Less: Acquisition related expenses	8,140	31,400	—	40,669	—
Adjusted noninterest expense	$82,340	$78,728	$58,076	$220,007	$174,276

Net interest income before provision for credit losses	$179,066	$162,415	$115,577	$459,321	$337,629
Add: total noninterest income	16,494	17,010	13,006	47,783	43,978
Total revenue	$195,560	$179,425	$128,583	$507,104	$381,607

Efficiency ratio	46.27%	63.75%	45.56%	52.34%	45.93%
Adjusted efficiency ratio, excluding provision for unfunded loan commitments and acquisition related expenses	42.10%	43.88%	45.17%	43.38%	45.67%